Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-100165, 333-54392, 333-27291 and 333-21283 on Form S-3, and
Registration Statement Nos. 333-97893, 333-47596, 333-03465, and 333-61611 on
Form S-8 of Shurgard Storage Centers, Inc. of our report dated February 21, 2003, (March 11, 2003 as to Note W; May 20, 2003 as to the effects of the restatement discussed in Note X ) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting principles described in Notes B and P and the restatement discussed in Note X), appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Shurgard Storage Centers, Inc. for the year ended December 31, 2002.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Seattle, Washington
May 20, 2003